Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2019 Results

NEWARK, NJ — May 6, 2019: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported first quarter 2019 net income of $0.21 per share on revenue of $86.6 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(Throughout this release, 1Q19 results are compared to 1Q18 results unless otherwise noted)

●	Genie Energy’s global customer base increased by 77 thousand RCEs during 1Q19 to 333 thousand at March 31st. Global meters served climbed by 76 thousand to 399 thousand;

●	Genie Energy continued to expand its global footprint, closing on the acquisition of Finnish retail energy provider Lumo Energia and launching operations in Japan;

●	Consolidated revenue decreased to $86.6 million from $89.3 million;

●	Consolidated income from operations increased to $9.8 million from $7.1 million. Consolidated Adjusted EBITDA* increased to $10.4 million from $8.6 million;

●	Earnings per share decreased to $0.21 per basic and diluted share from $0.24;

●	Genie Energy's Board of Directors has declared a first quarter 2019 dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Genie Energy had an excellent first quarter. Income from operations and Adjusted EBITDA both increased significantly even as we continued to invest in expansion of our customer base and building out our solar solutions business. These investments also further mitigate our commodity and geography-linked risks.

“Looking ahead, we are working to further expand our domestic meter base and expect to launch service in Texas in the second quarter. Internationally, our customer acquisition programs are progressing in the U.K, and Japan while our Finnish retail supplier business provides a platform to address additional markets in Scandinavia.”

CONSOLIDATED RESULTS

$ in millions, except EPS	1Q19	4Q18	1Q18	1Q19 -1Q18 Change (%/$)
Revenue	$86.6	$62.8	$89.3	(3.0%)
Gross profit	$25.6	$14.7	$24.5	+4.6%
Gross margin percentage	29.5%	23.5%	27.4%	+210 BP
SG&A expense (including stock-based compensation)	$15.8	$15.2	$17.1	(7.8)%
Stock-based compensation included in SG&A	$0.4	$0.8	$1.3	(66.7)%
Exploration expense	-	-	$0.2	$(0.2)
Depreciation and amortization	$0.9	$0.4	$0.6	+53.3%
Equity in the net loss of joint ventures*	$(0.8)	$(1.3)	$(0.5)	$(0.3)
Income (loss) from operations	$9.8	$(0.5)	$7.1	+37.9%
Adjusted EBITDA**	$10.4	$(0.6)	$8.6	+$21.3%
Benefit from (provision for) income taxes	$(2.9)	$14.1	$(0.8)	$(2.1)
Net income attributable to Genie Energy common stockholders	$5.7	$12.3	$5.8	$(0.1)
Earnings per share attributable to Genie Energy common stockholders	$0.21	$0.47	$0.24	$(0.03)
Net cash provided by (used in) operating activities	$7.0	$(0.9)	$8.6	$(1.6)

* Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the UK and Atid, a drilling services business based in Israel, in which it holds a minority stake, under the equity method of accounting. Under this method Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, and expenses incurred are not reflected in Genie Energy’s consolidated revenue and expenses.

** Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

METERS AND RCEs

Genie Energy’s global customer base increased sequentially and year-over-year driven by the acquisition of Finish electricity provider Lumo Energia during the quarter, the expansion of Orbit Energy, a joint venture supplying electricity and natural gas in the UK, and robust domestic customer base growth driven, in part, by a municipal aggregation agreement in New Jersey. Genie Energy’s global RCE and meter totals are provided in the chart below.

Global RCEs and Meters at End of Quarter (in thousands)*	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Electricity RCEs	271	197	216	219	218
Natural gas RCEs	62	59	59	64	67
Total RCEs	333	256	275	283	285

Electricity meters	322	249	269	282	284
Natural gas meters	77	74	73	81	89
Total meters	399	323	342	363	373

* Includes RCEs and meters acquired and served by Genie Energy’s domestic and international retail energy provider businesses including its JV operating in the UK, Orbit Energy.

Consolidated Take-Aways

●	Consolidated revenue decreased to $86.6 million from $89.3 million in 1Q18. The change reflected the year over year decrease in domestic retail energy revenues substantially offset by revenue contributions from Prism Solar and Lumo Energia, acquired in 4Q18 and 1Q19 respectively.

●	Genie Energy’s gross profit increased to $25.6 million from $24.5 million in 1Q18 primarily from increased margins on domestic gas sales and the impact of the Prism Solar acquisition.

●	SG&A expense declined to $15.8 million from $17.1 million in 1Q18 reflecting decreases in domestic customer acquisition expense and corporate-level stock-based compensation.

●	Consolidated income from operations increased to $9.8 million from $7.1 million in 1Q18 and Adjusted EBITDA increased to $10.4 million from $8.6 million.

SEGMENT RESULTS

Genie Energy’s segment reporting in 1Q19 and prior periods has been revised to reflect recent changes in its business operations and structure:

●	Genie Retail Energy (GRE) comprises domestic retail energy supply businesses;

●	Genie Energy Services (GES) comprises Genie Solar, Prism Solar Technologies, and Diversegy, a retail brokerage and advisory business;

●	Genie Retail Energy International (GRE International) comprises overseas retail energy supply businesses including interests in Lumo Energia (Finland), Genie Energy Japan and results from Orbit Energy, a joint venture operating in the UK;

●	Genie Oil and Gas (GOGAS) comprises Afek’s currently suspended oil and gas exploration venture in Israel (formerly a separate segment), a minority stake in a drilling services company based in Israel and inactive legacy exploration ventures;

●	Corporate is Genie Energy’s corporate overhead.

Genie Retail Energy (GRE)

●	Gross meter adds during the quarter totaled 85 thousand including a municipal aggregation deal in New Jersey which added approximately 34 thousand meters;

●	Average monthly average churn decreased to 5.3% from 7.1% in 4Q18. Churn was favorably impacted by the municipal aggregation agreement as these meters are typically characterized by relatively low rates of churn, and by relatively low rates of new customer acquisition in recent quarters. The churn rate in the prior quarter was negatively impacted by the expiration of a municipal aggregation agreement. Excluding the impact of that expiration, average monthly churn for the prior quarter would have been approximately 6.1%. Average monthly churn in the year ago quarter was 7.6% including the impact of a regulatorily mandated relinquishment of low-income customers in New York.

●	GRE increased income from operations to $13.5 million from $11.0 million in 1Q18. Adjusted EBITDA increased to $13.8 million from $11.6 million in 1Q18. The increases reflect margin improvement on natural gas sales and decreased customer acquisition expense.

GRE’s financial results are summarized in the chart below:

Genie Retail Energy $ in millions	1Q19	4Q18	1Q18	1Q19-1Q18 Change (%/$)
Total revenue	$76.5	$58.8	$88.8	(13.8)%
Electricity revenue	$57.8	$46.7	$65.3	(11.5)%
Natural gas revenue	$18.7	$12.1	$23.4	(20.2)%
Gross profit	$24.7	$14.5	$24.2	+2.1%
Gross margin percentage	32.3%	24.7%	27.2%	+510 BP
SG&A expense	$11.2	$11.2	$13.1	(14.9)%
Income from operations	$13.5	$3.4	$11.0	+22.3%
Adjusted EBITDA	$13.8	$3.8	$11.6	+18.9%

Genie Energy Services (GES)

●	GES revenue increased to $5.3 million from $502 thousand in 1Q18 reflecting the impact of the Prism Solar acquisition in 4Q18;

●	GES’ loss from operations was $232 thousand in 1Q19 compared to a loss from operations $92 thousand in 1Q18.

●	GES generated positive Adjusted EBITDA of $45 thousand compared to negative Adjusted EBITDA of $85 thousand in 1Q18.

Genie Retail Energy International (GRE International)

●	GRE International served 33 thousand RCEs and 55 thousand meters at March 31st, compared to 4 thousand RCEs and 8 thousand meters at December 31st. The increases resulted from the acquisition of Lumo Energy and organic growth at Orbit Energy;

●	GRE International’s revenue increased to $4.8 million compared to nil in 1Q18 on the Lumo Energia acquisition;

●	Equity in the loss of Orbit Energy was $1.1 million compared to $506 thousand in 1Q18;

●	GRE International’s loss from operations increased to $1.7 million from a loss from operations of $91 thousand in 1Q18. Negative Adjusted EBITDA was $2.3 million compared to $597 thousand in 1Q18. The increased losses reflect increased meter acquisition expense at Orbit Energy and Lumo Energia and buildout operations at Genie Japan.

Genie Oil and Gas (GOGAS)

●	Operations at Genie Energy’s Afek oil and gas exploration subsidiary remain suspending pending the permitting required for final testing on an existing well;

●	Exploration expense was nil in the 1Q19 compared to $227 thousand in 1Q18;

●	Loss from operations was $163 thousand compared to a loss from operations of $1.4 million in 1Q18. Adjusted EBITDA was $124 thousand compared to negative Adjusted EBITDA of $1.2 million in 1Q18. The improvements reflect the suspension of oil and gas exploration activities at Afek and a positive equity contribution from Genie’s minority stake in drilling services company Atid.

Corporate

●	Corporate loss from operations was $1.5 million compared to a loss of $2.4 million in 1Q18. The loss narrowed on a decline in corporate stock-based compensation, which decreased to $238 thousand dollars from $1.2 million in the year ago quarter. Negative Adjusted EBITDA was $1.3 million compared to $1.1 million in 1Q18.

BALANCE SHEET HIGHLIGHTS

At March 31, 2019, Genie Energy had $154.2 million in total assets, including $44.5 million in cash, cash equivalents and restricted cash. Liabilities totaled $55.9 million and working capital (current assets less current liabilities) totaled $51.7 million.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy's Board of Directors has declared a 1Q19 dividend of $0.075 per share of Class A and Class B common stock with a record date of May 20, 2019. The dividend will be paid on or about May 31, 2019. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, May 6, 2019, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll-free) or 1-412-317-6671 (international) through May 13, 2019. The replay PIN is 10130656. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity and natural gas primarily to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,540	$41,601
Restricted cash—short-term	6,058	1,653
Trade accounts receivable, net of allowance for doubtful accounts of $2,139 and $2,003 at March 31, 2019 and December 31, 2018, respectively	41,921	35,920
Inventory	9,685	9,893
Prepaid expenses	4,874	6,167
Other current assets	2,126	2,670
Total current assets	102,204	97,904
Property and equipment, net	4,371	4,301
Goodwill	13,023	11,082
Other intangibles, net	8,509	6,321
Investment in equity method investees	1,470	2,208
Restricted cash—long-term	865	943
Deferred income tax assets, net	13,184	15,625
Other assets	10,610	8,480
Total assets	$154,236	$146,864
Liabilities and equity
Current liabilities:
Notes payable	$918	$923
Trade accounts payable	20,044	18,508
Accrued expenses	24,402	25,242
Income taxes payable	1,923	1,463
Due to IDT Corporation	138	234
Other current liabilities	3,082	4,416
Total current liabilities	50,507	50,786
Revolving line of credit	2,516	2,516
Other liabilities	2,842	900
Total liabilities	55,865	54,202
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2019 and December 31, 2018	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2019 and December 31, 2018	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 25,767 and 25,544 shares issued and 25,517 and 25,294 shares outstanding at March 31, 2019 and December 31, 2018, respectively	258	255
Additional paid-in capital	137,789	136,629
Treasury stock, at cost, consisting of 250 shares of Class B common stock at March 31, 2019 and December 31, 2018	(1,624)	(1,624)
Accumulated other comprehensive income	2,881	2,591
Accumulated deficit	(50,464)	(53,939)
Total Genie Energy Ltd. stockholders’ equity	108,599	103,671
Noncontrolling interests	(10,228)	(11,009)
Total equity	98,371	92,662
Total liabilities and equity	$154,236	$146,864

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per share data)
Revenues:
Electricity	$62,614	$65,335
Natural gas	18,706	23,428
Other	5,297	505
Total revenues	86,617	89,268
Cost of revenues	61,026	64,810
Gross profit	25,591	24,458
Operating expenses and losses:
Selling, general and administrative (i)	15,708	17,098
Research and development	49	—
Exploration	—	227
Income from operations	9,834	7,133
Interest income	93	81
Interest expense	(140)	(92)
Gain Equity in the net loss of equity method investees, net	(797)	(506)
Other income, net	73	42
Income before income taxes	9,063	6,658
Provision for income taxes	(2,903)	(799)
Net income	6,160	5,859
Net income attributable to noncontrolling interests	(91)	295
Net income attributable to Genie Energy Ltd.	6,069	6,154
Dividends on preferred stock	(370)	(370)
Net income (loss) attributable to Genie Energy Ltd. common stockholders	$5,699	$5,784

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.21	$0.24
Diluted	$0.21	$0.24
Weighted-average number of shares used in calculation of earnings per share:
Basic	26,532	24,239
Diluted	27,240	24,295

Dividends declared per common share	$0.075	$0.075
(i) Stock-based compensation included in selling, general and administrative expenses	$448	$1,347

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Operating activities
Net income	$6,160	$5,859
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	921	594
Deferred income taxes	2,442	113
Provision for doubtful accounts receivable	72	295
Gain on sale of property and equipment	—	(18)
Stock-based compensation	448	1,347
Equity in the net loss of equity method investees	797	506
Change in assets and liabilities:
Trade accounts receivable	(3,554)	3,886
Inventory	208	(1,690)
Prepaid expenses	1,320	511
Other current assets and other assets	(1,041)	2,903
Trade accounts payable, accrued expenses and other current liabilities	(1,115)	(6,328)
Due to IDT Corporation	(100)	(94)
Income taxes payable	460	754
Net cash provided by operating activities	7,018	8,638
Investing activities
Capital expenditures	(325)	(344)
Proceeds from sale of property and equipment	—	62
Payments for business acquisition, net of cash acquired	(1,852)	—
Investments in notes receivables	(177)	—
Repayment of notes receivable	122	54
Net cash (used in) investing activities	(2,232)	(228)
Financing activities
Dividends paid	(2,377)	(2,235)
Repayment of short-term debt - Lumo	(2,260)	—
Exercise of stock options	172	—
Repayment of notes payable	(20)	—
Net cash used in financing activities	(4,485)	(2,235)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(35)	(19)
Net increase in cash, cash equivalents, and restricted cash	266	6,156
Cash, cash equivalents, and restricted cash at beginning of period	44,197	31,927
Cash, cash equivalents, and restricted cash at end of period	$44,463	$38,083
Supplemental Schedule of Non-Cash Financing Activities
Liability incurred for acquisitions	$2,260	$—

Reconciliation of Non-GAAP Financial Measure for the First Quarter 2019

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter 2019, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization and stock-based compensation and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income from operations, for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GES	GRE International	GOGAS	Corporate
Three Months Ended March 31, 2019 (1Q19)
Adjusted EBITDA	$10,395	$13,775	$45	$(2,257)	$124	$(1,293)
Subtract:
Stock-based compensation	448	116	—	94	—	238
Depreciation and amortization	910	156	277	463	14	—
Add:
Gain equity in the net loss of equity method Investees	797			1,070	(274)
Income (loss) from operations	$9,834	$13,503	$(232)	$1,744	$(163)	$(1,530)
Gain equity in the net loss of equity method Investees	797
Interest income	93
Interest expense	(140)
Other income, net	73
Income taxes	(2,903)
Net income	6,160
Net loss attributable to noncontrolling interests	(91)
Net income attributable to Genie Energy Ltd.	$6,069

	Total	Genie Retail Energy	GES	GRE International	GOGAS	Corporate
Three Months Ended December 31, 2018 (4Q18)
Adjusted EBITDA	$(554)	$3,791	$(480)	$(1,731)	$(1,110)	$(1,024)
Subtract:
Stock-based compensation	448	190	—	—	—	646
Depreciation and amortization	910	244	157	—	14	—
Add:
Gain equity in the net loss of equity method Investees	1,348			1,002	346
Income (loss) from operations	$(458)	$3,357	$(637)	$(729)	$(778)	$(1,671)
Gain equity in the net loss of equity method Investees	1,348
Interest income	557
Interest expense	(401)
Gain on extinguishment of liability	164
Other income, net	156
Benefit from income taxes	12,376
Net income	21,400
Net loss attributable to noncontrolling interests	(1,385)
Net income attributable to Genie Energy Ltd.	$22,785

	Total	Genie Retail Energy	GES	GRE International	GOGAS	Corporate
Three Months Ended March 31, 2018 (1Q18)
Adjusted EBITDA	$8,568	$11,588	$(85)	$(597)	$(1,206)	$(1,132)
Subtract:
Stock-based compensation	1,347	119	—		—	1,229
Depreciation and amortization	594	431	7		155	—
Add:
Gain equity in the net loss of equity method investees	506			506
Income (loss) from operations	$7,133	$11,038	$(92)	$(91)	$(1,361)	$(2,361)
Gain equity in the net loss of equity method investees	506
Interest income	81
Interest expense	(92)
Other income, net	42
Income taxes	(799)
Net income	5,859
Net loss attributable to noncontrolling interests	295
Net income attributable to Genie Energy Ltd.	$6,154

# # #